Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - OCTOBER 2002
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (26,330.856 units) at September 30, 2002         $ 30,380,169
Additions of 3,127.625 units on October 31, 2002                    3,444,420
Redemptions of (448.695) units on October 31, 2002                   (494,143)
Offering Costs                                                        (21,817)
Net Income (Loss) - October 2002                                   (1,360,517)
                                                                 ------------

Net Asset Value (29,009.786 units) at October 31, 2002           $ 31,948,112
                                                                 ============

Net Asset Value per Unit at October 31, 2002                     $   1,101.29
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (226,613)
    Change in unrealized                                             (955,854)

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                             (137,911)
  Interest income                                                      41,880
                                                                 ------------

                                                                   (1,278,498)
                                                                 ------------

Expenses:
  Brokerage fee                                                        76,536
  Performance fee                                                           0
  Operating expenses                                                    5,483
                                                                 ------------

                                                                       82,019
                                                                 ------------

Net Income (Loss) - October 2002                                 $ (1,360,517)
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on October 31, 2002                     $   1,101.29

Net Asset Value per Unit on September 30, 2002                   $   1,153.79

Unit Value Monthly Gain (Loss) %                                       (4.55)%

Fund 2002 calendar YTD Gain (Loss) %                                   13.11%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

October caught the market by surprise, turning in the second-best month for U.S. equities since 1997. While market fundamentals still lack the strength to convince us that the worst is over, equities continue to show surprising resilience, fueled partially by hopes of another Fed interest rate cut.

Many of the trends that had been so profitable for us over the last five months reversed during October, resulting in losses in interest rates, equity indices and precious metals. The U.S. dollar weakened on poor GDP news and caused losses in the currencies sector. As the U.S. struggled with the UN over Iraq, energy prices sold off sharply, making this our worst performing sector in October.

As the end of a troubled year approaches, much economic and political uncertainty remains, and in such a difficult environment for traditional investment strategies, we are pleased to be squarely in positive territory for the year. We will continue to systematically seek profitable trading opportunities in global markets.

Sincerely,


Bruce Cleland
President & CEO